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                                                                   Exhibit 10.17

                                                                  EXECUTION COPY

                          MANAGEMENT SERVICES AGREEMENT

            THIS AGREEMENT is made as of August 6, 1999 by and among Mattress Discounters Holding Corporation, a Virginia corporation ("Holdings"), and Mattress Discounters Corporation, a Delaware corporation ("MD"; and together with Holdings, the "Companies"), and Bain Capital Partners VI, L.P. ("Bain").

            WHEREAS, the Companies desire to retain Bain and Bain desires to perform for the Companies and their subsidiaries certain services;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

            1. Term. This Agreement shall be in effect for an initial term of ten (10) years commencing on the date hereof (the "Term"), and shall be automatically extended thereafter on a year to year basis unless Holdings or Bain provides written notice to the other party of its desire to terminate this Agreement 90 days prior to the expiration of the Term or any extension thereof.

            2. Services. Bain shall perform or cause to be performed such services for Holdings and its direct and indirect subsidiaries (including MD) as directed by Holdings' board of directors, which may include, without limitation, the following:

            (a) general management services;

            (b) identification, support, negotiation and analysis of acquisitions and dispositions;

            (c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

            (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

            (e) strategic planning functions, including evaluating major strategic alternatives; and

            (f) other services for Holdings and its subsidiaries (including MD) upon which Holdings' board of directors and Bain agree.
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            3. Advisory Fees and Transaction Fees.

            (a) Payment to Bain for services rendered in connection with the performance of services pursuant to this Agreement shall be $1,000,000 per year or such other amount as the parties hereto shall agree ("Advisory Fees") plus reasonable out-of-pocket expenses of Bain and/or its affiliates. Following each acquisition of an additional business by the Companies or any of their subsidiaries (each, an "Acquisition"), the Advisory Fees shall be increased (in the fiscal quarter in which such Acquisition is consummated) by an amount (if positive) equal to (i) Acquired EBITDA (as defined below), divided by (ii) 30 (each, an "Advisory Fee Increase"). Notwithstanding the foregoing sentence, no Advisory Fee Increase shall be added to Advisory Fees until the aggregate amount of all Advisory Fee Increases exceed $100,000 per year, at which time, all Advisory Fee Increases not previously added shall be added to Advisory Fees. The Advisory Fees shall be payable quarterly in advance by the Companies to Bain or its designees in immediately available funds, the first such payment to be made promptly after the date hereof. "Acquired EBITDA" means earnings before interest, taxes, depreciation, amortization, gain (loss) on sale of assets,
(net), and nonrecurring other income (expense), (net), of the Acquisition, calculated for the most recent 12 month period for which financial information is available, pro forma for any cost savings or other synergies.

            (b) During the term of this Agreement, Bain shall be entitled to receive from the Companies a transaction fee in connection with the consummation by Holdings or any of its subsidiaries (including MD) of (i) each material acquisition of an additional business, (ii) each material divestiture and (iii) each material financing or refinancing, in each case, in an amount equal to 1% of the aggregate value of such transaction (each such payment, a "Transaction Fee").

            (c) Upon the consummation of the merger of MD Acquisition Corporation, a transitory Virginia merger corporation ("MD Acquisition") with and into Heilig-Meyers Associates, Inc. as contemplated by the Transaction Agreement dated May 28, 1999, by and among Heilig-Meyers Associates, Inc., MD Acquisition and Heilig-Meyers Company, a Virginia corporation, the Companies shall pay to Bain a transaction fee of $2,635,000 (the "Closing Fee") in immediately available funds, to an account designated by Bain; it being understood that the Closing Fee shall be in lieu of the Transaction Fee with respect to such merger.

            4. Personnel. Bain shall provide and devote to the performance of this Agreement such partners, employees and agents of Bain as Bain shall deem appropriate to the furnishing of the services required.

            5. Liability. Neither Bain nor any other Indemnitee (as defined in
Section 6 below) shall be liable to either Company or any of their respective subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Bain or any other Indemnitee acting within the scope of their employment or authority. Bain makes no representations or warranties, express or implied, in respect of the services to be provided by Bain or any of the other Indemnitees. Except as Bain may otherwise agree in writing after the date hereof: (i) Bain shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A)


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engage in the same or similar business activities or lines of business as the
Companies, including those competing with the Companies and (B) do business with any client or customer of the Companies; (ii) neither Bain nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Companies or their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person's participation therein; and (iii) in the event that Bain acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Companies and Bain or any other person, Bain shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Companies and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Companies or their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Bain directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Companies. In no event will either party hereto be liable to the other for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in
Section 6 below) relating to the service to be provided by Bain hereunder.

            6. Indemnity. Each Company and its respective subsidiaries shall defend, indemnify and hold harmless each of Bain, its affiliates, partners, employees and agents (collectively, the "Indemnitees") from and against any and all loss, liability, damage, or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. Each Company and its respective subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against any Company, and/or any of its respective subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any Indemnitee, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Bain shall reimburse the Companies for the costs of defense and other costs incurred by the Companies.

            7. Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:


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            To either Company:

            Mattress Discounters Holding Corporation
            Mattress Discounters Corporation
            9822 Fallard Court
            Upper Marlboro, Maryland 20772
            Attention:  President
            Telecopy No.: (301) 856-0380

            To Bain:

            Bain Capital, Inc.
            Two Copley Place
            Boston, Massachusetts  02116
            Attention: Mike Krupka
            Telecopy No.: (617) 572-3274

                  With a copy, which shall not constitute notice, to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022
                  Attention: Lance C. Balk, Esq.
                  Telecopy No.: (212) 446-4900

            8. Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of all other parties hereto, which consent shall not be unreasonably withheld; provided, however, that, notwithstanding the foregoing, Bain may assign its rights and obligations under this Agreement to any of its affiliates without the consent of the Companies.

            9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties hereto.

            10. CounterpartsThis Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

            11. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party. All issues concerning this


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Agreement shall be governed by and construed in accordance with the laws of the
State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.


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            IN WITNESS WHEREOF, the parties have executed this Management
Services Agreement as of the date first written above.


                                        MATTRESS DISCOUNTERS HOLDING
                                          CORPORATION

                                             /s/ Michael A. Krupka
                                        By:_____________________________________
                                        Name: Michael A. Krupka
                                        Title: President


                                        MATTRESS DISCOUNTERS CORPORATION


                                             /s/ Michael A. Krupka
                                        By:_____________________________________
                                        Name: Michael A. Krupka
                                        Title: Vice President


                                        BAIN CAPITAL PARTNERS VI, L.P.

                                        By:   Bain Capital Investors VI, Inc.
                                        Its:  General Partner


                                             /s/ Michael A. Krupka
                                        By:_____________________________________
                                        Name: Michael A. Krupka
                                        Title: Managing Director


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